Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release Thursday, July 30, 2020

TFS FINANCIAL CORPORATION REMAINS STRONG, STABLE AND SAFE DURING AN UNCERTAIN TIME
(Cleveland, OH - July 30, 2020) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2020.
The Company reported net income of $26.8 million for the quarter ended June 30, 2020, compared to net income of $18.3 million for the quarter ended June 30, 2019. Net income of $69.7 million was reported for the nine months ended June 30, 2020, compared to net income of $58.7 million for the nine months ended June 30, 2019. The increase in net income is the result of a combination of higher net gain on the sale of loans, lower non-interest expense and a lower effective tax rate partially offset by lower net interest income and an increase in the provision for loan losses. Additionally, gain from the sale of commercial property, recognized earlier in the year, contributed to the increase in net income for the current nine month period.
"During the quarter, Third Federal’s performance hasn’t missed a beat.” said Chairman and CEO Marc A. Stefanski. “We continue to adapt to remain strong, stable and safe and maintain the highest level of service to our customers. We have focused on operating efficiently and managing expenses, as our non-interest expense ratio of 1.20% was the lowest it has been since we went public in 2007. At the same time, we have been able to meet the demand of a booming mortgage market. We originated over $1.2 billion in first and second mortgage loans. This is the highest number of originations in a single quarter in 15 years. Our company remains as resilient and productive as ever and I remain grateful for the continued support of our customers, associates, the communities we serve, and our shareholders."
Loan originations continued at a strong pace with total first mortgage loan originations of $870.5 million and $2.20 billion for the quarter and nine months ended June 30, 2020, respectively, compared to $502.1 million and $1.17 billion for the prior year periods. We sold $638.2 million of fixed-rate loans and recorded related gains of $16.9 million during the nine months ended June 30, 2020, as we took advantage of the high origination levels, low interest rates and attractive FNMA loan sale prices, while also managing our interest rate risk.
Net interest income was $62.9 million for the quarter ended June 30, 2020 and $65.5 million for the quarter ended June 30, 2019. Net interest income decreased by $9.0 million, or 4.5%, for the nine months ended June 30, 2020, to $192.1 million, from $201.1 million for the nine months ended June 30, 2019. The decrease is primarily attributable to compression in the interest margin. Growth occurred in the averages of both interest-earnings assets, primarily loans, and interest-bearing liabilities, but the yields on interest-earning assets decreased to a greater extent than the cost of funding. The interest rate spread was 1.60% and 1.62% for the three and nine months ended June 30, 2020, respectively, compared to 1.70% and 1.76% for the three and nine months ended June 30, 2019. The net interest margin was 1.74% and 1.79% for the three and nine months ended June 30, 2020 compared to 1.90% and 1.95% for the three and nine months ended June 30, 2019.
There was no provision for loan losses recorded during the quarter ended June 30, 2020 compared to a credit of $2.0 million for the quarter ended June 30, 2019. The provision for loan losses was $3.0 million during the nine months ended June 30, 2020 compared to a credit of $8.0 million during the nine months ended June 30, 2019. The allowance for loan losses was $45.6 million, or 0.34% of total loans receivable, at June 30, 2020, compared to $44.4 million, or 0.33% of total loans receivable, at March 31, 2020 and $38.9 million, or 0.29% of total loans receivable, at September 30, 2019. The increase in the allowance over the past two quarters is mainly due to the COVID-19 outbreak that led to increased unemployment and deterioration in the overall macro-economic environment. Of the total allowance for loan losses, $25.1 million was allocated to residential mortgage loans and $20.4 million was allocated to home equity loans and lines of credit at June 30, 2020 and $24.0 million was allocated to residential mortgage loans and $14.9 million was allocated to home equity loans and lines of credit at September 30, 2019. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $1.2 million and $3.7 million for the three and nine months ended June 30, 2020 and $1.0 million and $4.9 million for the three and nine months ended June 30, 2019.
Total loan delinquencies decreased $3.9 million to $31.5 million, or 0.23% of total loans receivable, at June 30, 2020 from $35.4 million, or 0.27% of total loans receivable, at September 30, 2019. Delinquencies at June 30, 2020 included a $0.6 million decrease in delinquencies on core residential mortgages, a $2.1 million decrease on home today residential mortgages and a $1.2 million decrease on home equity loans and lines of credit when compared to September 30, 2019. Non-accrual loans decreased $17.4 million to $53.9 million, or 0.40% of total loans, at June 30, 2020 from $71.3 million, or 0.54% of total loans, at September 30, 2019.

At June 30, 2020, there were $230.3 million, or 1.72% of total loans receivable, in COVID-19 forbearance plans compared to $36.0 million at March 31, 2020 and $231.4 million at May 12, 2020, as reported on the Company's Form 10-Q, filed May 15, 2020, for the period ending March 31, 2020. COVID-19 forbearance plans allow borrowers experiencing temporary financial hardships to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options. In accordance with regulatory guidance and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, the delinquency and accrual status of accounts in COVID-19 forbearance plans are generally frozen as of a specific date prior to entering a forbearance plan. The majority of our forbearance plans were current at the measurement date with interest income accruing throughout the term of their forbearance and, therefore, are not included in reported delinquency or non-accrual totals.
Total troubled debt restructurings decreased $14.2 million, to $143.2 million at June 30, 2020, from $157.4 million at September 30, 2019. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Non-interest income increased $10.2 million to $15.3 million for the quarter ended June 30, 2020 from $5.1 million for the quarter ended June 30, 2019. The increase primarily related to a $10.3 million increase in the net gain on sale of loans to $10.8 million during the quarter ended June 30, 2020 compared to $0.5 million during the quarter ended June 30, 2019. Non-interest income increased $21.5 million to $36.2 million for the nine months ended June 30, 2020 from $14.7 million for the nine months ended June 30, 2019. The increase included a $15.8 million increase in net gain on the sale of loans, to $16.9 million during the nine months ended June 30, 2020 from $1.1 million during the nine months ended June 30, 2019, and the Company's portion of net gain, $4.3 million, on commercial property sold by a partially owned subsidiary of the Company during the first quarter of the current fiscal year.
Non-interest expense decreased $5.1 million for the quarter ended June 30, 2020 and decreased $6.9 million for the nine months ended June 30, 2020, from the corresponding prior year periods. The decreases primarily related to the reduction in marketing expenses, as media campaigns supporting our lending activities were temporarily reduced following the COVID-19 outbreak.
Total income tax expense increased $2.0 million, to $6.5 million, for the quarter ended June 30, 2020 from $4.5 million for the quarter ended June 30, 2019, reflecting the higher level of pre-tax income during the more recent period. Total income tax expense decreased $2.6 million to $13.9 million for the nine months ended June 30, 2020 from $16.5 million for the nine months ended June 30, 2019. The decrease encompasses the impact of a CARES Act provision, which permits a carry back of net tax operating losses to years taxed at higher rates, resulting in a current fiscal year tax benefit of $3.6 million.
Total assets increased by $292.4 million, or 2.01%, to $14.83 billion at June 30, 2020 from $14.54 billion at September 30, 2019. This change was mainly the result of growth in our loan portfolio during the current fiscal year and, to a lesser extent, increases in cash and cash equivalents, Federal Home Loan Bank stock and prepaid expenses and other assets.
The combination of cash and cash equivalents increased $54.2 million, or 19.70% to $329.3 million at June 30, 2020 from $275.1 million at September 30, 2019 to improve liquidity.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale increased $227.2 million to $13.43 billion at June 30, 2020 from $13.20 billion at September 30, 2019. The home equity loans and lines of credit portfolio increased $109.2 million during the nine months ended June 30, 2020. The residential core mortgage loan portfolio, including loans held for sale, increased $135.5 million during the nine months ended June 30, 2020 and included the opportunistic purchase of $230.3 million of fixed-rate residential mortgages, originated and serviced by the Association and sold in a prior year. Commitments originated for home equity loans and lines of credit were $1.07 billion for the nine months ended June 30, 2020 and $1.28 billion for the nine months ended June 30, 2019. Total first mortgage loan originations were $2.20 billion for the nine months ended June 30, 2020, of which 45% were adjustable-rate mortgages and 9% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $1.17 billion for the nine months ended June 30, 2019, of which 45% were adjustable-rate mortgages and 5% were fixed-rate mortgages with terms of 10 years or less. During the nine months ended June 30, 2020, $638.2 million of fixed-rate loans were sold, including $43.2 million in contracts pending settlement, resulting in a pre-tax gain of $16.9 million. During the nine months ended June 30, 2019, $85.1 million of fixed-rate loans were sold resulting in a pre-tax gain of $1.1 million.
The amount of Federal Home Loan Bank stock owned increased $34.9 million to $136.8 million at June 30, 2020 from $101.9 million at September 30, 2019, as a result of stock ownership requirements of the FHLB.
Other assets increased $29.0 million to $117.0 million at June 30, 2020 from $88.0 million at September 30, 2019. The increase related primarily to the current year adoption of amended lease accounting guidance, which, as of June 30, 2020, added a $16.3 million right-of-use asset, net of amortization, to the balance sheet, and a $9.3 million increase in current and deferred tax assets.

Deposits increased $463.7 million, or 5.3%, to $9.23 billion at June 30, 2020 from $8.77 billion at September 30, 2019. The increase was the result of a $261.3 million increase in our certificates of deposit ("CDs"), $49.1 million of growth in our money market deposit accounts, a $120.7 million increase in our checking accounts and a $32.6 million increase in our savings accounts for the nine months ended June 30, 2020. Total deposits include $553.9 million and $507.8 million of brokered CDs at June 30, 2020 and September 30, 2019, respectively.
Borrowed funds, all from the FHLB, decreased $143.8 million, to $3.76 billion at June 30, 2020 from $3.90 billion at September 30, 2019. This increase reflects a combination of a net $325.0 million increase in 90 day advances that were utilized for longer term interest rate swap contracts, $250.0 million of new long-term advances, partially offset by $274.4 million in maturing long-term advances and a $444.4 million reduction in overnight and other short-term advances.
Total shareholders' equity decreased $41.3 million to $1.66 billion at June 30, 2020 from $1.70 billion at September 30, 2019. During the nine months ended June 30, 2020, other comprehensive income decreased by $76.6 million, primarily due to the net impact of changes in unrealized gains and losses on our swap contracts and available for sale investment securities. Unrealized losses on interest rate swap contracts represent the majority of the change and occur when current market interest rates are lower than those in effect at contract origination. The combined effect of the decrease in other comprehensive income and $41.4 million of quarterly dividends was partially offset by $69.7 million of net income and $7.4 million of adjustments related to our stock compensation and employee stock ownership plans. No shares of our common stock were repurchased during the three months ended June 30, 2020. During the nine months ended June 30, 2020, a total of 211,000 shares were repurchased at an average cost of $17.06 per share.
The Company declared and paid a quarterly dividend of $0.28 during each of the second and third fiscal quarters of 2020 and paid a $0.27 quarterly dividend during each the fourth fiscal quarter of 2019 and the first fiscal quarter of 2020. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 14, 2020 special meeting of members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC's proposed waiver of dividends, aggregating up to $1.12 per share, on the Company's common stock during the 12 months subsequent to the members' approval (i.e., through July 14, 2021), to be declared at the discretion of the Company's board of directors. The members approved the waiver by casting 63% of the eligible votes, with 97% of the votes cast, or 61% of the total eligible votes, voting in favor of the waiver. The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. The MHC has conducted the member vote to approve the dividend waiver each of the past seven years under Federal Reserve regulations and for each of those seven years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). In April 2020, the Association adopted the Simplifications to the Capital Rule ("Rule") which simplified certain aspects of the capital rule under Basil III. The impact of the Rule was not material to the Association's regulatory ratios. At June 30, 2020 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.25%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 18.73% and its total capital ratio was 19.29%. Additionally, the Company's Tier 1 leverage ratio was 11.82%, its Common Equity Tier 1 and Tier 1 ratios were each 21.62% and its total capital ratio was 22.18%. The current capital ratios of the Association reflect the dilutive impact of $57.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2019. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Susanne N. Miller, who has been with the Association since 1998, has been appointed the new Chief Accounting Officer of the Company. Paul J. Huml had served as both the Chief Financial and Accounting Officer since 2018, and will continue as CFO. Ms. Miller has served in various roles in the Company, including accounting manager since 2007. “On behalf of our Board, our management team and our associates, we welcome Susanne into her new responsibilities, and have confidence that her background and her experience with the Company have prepared her well for her new responsibilities,” said Chairman and CEO Marc A. Stefanski.
Presentation slides as of June 30, 2020 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning July 31, 2020. These slides provide additional information with respect to the Company's response to COVID-19. The Company will not be hosting a conference call to discuss its operating results.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of June 30, 2020, the Company’s assets totaled $14.83 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for loan losses and charge-offs;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for loan losses;
●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk and operational risk
●	our ability to access cost-effective funding
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);
●	the inability of third-party providers to perform their obligations to us;
●	a slowing or failure of the prevailing economic recovery;
●
cyber attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2020	September 30, 2019
ASSETS
Cash and due from banks	$32,777	$31,728
Other interest-earning cash equivalents	296,502	243,415
Cash and cash equivalents	329,279	275,143
Investment securities available for sale (amortized cost $506,734 and $550,605, respectively)	514,330	547,864
Mortgage loans held for sale ($45,231 and $0 measured at fair value, respectively)	51,139	3,666
Loans held for investment, net:
Mortgage loans	13,373,506	13,189,516
Other loans	2,720	3,166
Deferred loan expenses, net	44,776	41,976
Allowance for loan losses	(45,564)	(38,913)
Loans, net	13,375,438	13,195,745
Mortgage loan servicing rights, net	7,656	8,080
Federal Home Loan Bank stock, at cost	136,793	101,858
Real estate owned, net	1,395	2,163
Premises, equipment, and software, net	42,697	61,577
Accrued interest receivable	37,680	40,822
Bank owned life insurance contracts	221,327	217,481
Other assets	117,009	87,957
TOTAL ASSETS	$14,834,743	$14,542,356
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,230,111	$8,766,384
Borrowed funds	3,759,148	3,902,981
Borrowers’ advances for insurance and taxes	91,104	103,328
Principal, interest, and related escrow owed on loans serviced	43,193	32,909
Accrued expenses and other liabilities	55,711	40,000
Total liabilities	13,179,267	12,845,602
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,149,431 and 279,962,777 outstanding at June 30, 2020 and September 30, 2019, respectively	3,323	3,323
Paid-in capital	1,741,003	1,734,154
Treasury stock, at cost; 52,169,319 and 52,355,973 shares at June 30, 2020 and September 30, 2019, respectively	(767,655)	(764,589)
Unallocated ESOP shares	(41,167)	(44,417)
Retained earnings—substantially restricted	865,965	837,662
Accumulated other comprehensive income (loss)	(145,993)	(69,379)
Total shareholders’ equity	1,655,476	1,696,754
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,834,743	$14,542,356

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$106,839	$115,129	$337,267	$341,926
Investment securities available for sale	2,397	3,389	8,172	10,007
Other interest and dividend earning assets	722	2,525	4,097	7,841
Total interest and dividend income	109,958	121,043	349,536	359,774
INTEREST EXPENSE:
Deposits	33,064	37,159	108,863	104,998
Borrowed funds	14,015	18,366	48,571	53,685
Total interest expense	47,079	55,525	157,434	158,683
NET INTEREST INCOME	62,879	65,518	192,102	201,091
PROVISION (CREDIT) FOR LOAN LOSSES	—	(2,000)	3,000	(8,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	62,879	67,518	189,102	209,091
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,170	1,773	6,435	5,344
Net gain on the sale of loans	10,844	543	16,907	1,105
Increase in and death benefits from bank owned life insurance contracts	1,559	1,703	5,581	5,124
Other	749	1,064	7,276	3,092
Total non-interest income	15,322	5,083	36,199	14,665
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,940	26,149	78,041	77,665
Marketing services	3,673	6,063	12,163	17,579
Office property, equipment and software	5,877	6,806	18,857	20,053
Federal insurance premium and assessments	2,800	2,669	8,187	7,805
State franchise tax	1,191	1,265	3,514	3,809
Other expenses	6,352	6,916	20,949	21,664
Total non-interest expense	44,833	49,868	141,711	148,575
INCOME BEFORE INCOME TAXES	33,368	22,733	83,590	75,181
INCOME TAX EXPENSE	6,528	4,476	13,851	16,461
NET INCOME	$26,840	$18,257	$69,739	$58,720
Earnings per share—basic and diluted	$0.10	$0.06	$0.25	$0.21
Weighted average shares outstanding
Basic	275,956,011	275,384,635	275,789,040	275,373,426
Diluted	277,521,881	277,398,486	277,842,653	277,269,555

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$279,422	$71	0.10%	$215,523	$1,256	2.33%
Investment securities	—	—	—%	3,992	24	2.40%
Mortgage-backed securities	529,201	2,397	1.81%	562,877	3,365	2.39%
Loans (2)	13,469,084	106,839	3.17%	12,919,756	115,129	3.56%
Federal Home Loan Bank stock	136,451	651	1.91%	99,173	1,269	5.12%
Total interest-earning assets	14,414,158	109,958	3.05%	13,801,321	121,043	3.51%
Noninterest-earning assets	583,470			425,132
Total assets	$14,997,628			$14,226,453
Interest-bearing liabilities:
Checking accounts	$946,799	312	0.13%	$883,416	868	0.39%
Savings accounts	1,538,656	1,192	0.31%	1,409,334	3,191	0.91%
Certificates of deposit	6,625,737	31,560	1.91%	6,419,914	33,100	2.06%
Borrowed funds	3,848,755	14,015	1.46%	3,572,771	18,366	2.06%
Total interest-bearing liabilities	12,959,947	47,079	1.45%	12,285,435	55,525	1.81%
Noninterest-bearing liabilities	351,552			192,553
Total liabilities	13,311,499			12,477,988
Shareholders’ equity	1,686,129			1,748,465
Total liabilities and shareholders’ equity	$14,997,628			$14,226,453
Net interest income		$62,879			$65,518
Interest rate spread (1)(3)			1.60%			1.70%
Net interest-earning assets (4)	$1,454,211			$1,515,886
Net interest margin (1)(5)		1.74%			1.90%
Average interest-earning assets to average interest-bearing liabilities	111.22%			112.34%
Selected performance ratios:
Return on average assets (1)		0.72%			0.51%
Return on average equity (1)		6.37%			4.18%
Average equity to average assets		11.24%			12.29%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended			Nine Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$255,040	$1,791	0.94%	$218,789	$3,743	2.28%
Investment securities	—	—	—%	3,981	71	2.38%
Mortgage-backed securities	541,395	8,172	2.01%	555,061	9,936	2.39%
Loans (2)	13,400,075	337,267	3.36%	12,889,286	341,926	3.54%
Federal Home Loan Bank stock	114,417	2,306	2.69%	95,420	4,098	5.73%
Total interest-earning assets	14,310,927	349,536	3.26%	13,762,537	359,774	3.49%
Noninterest-earning assets	527,036			403,760
Total assets	$14,837,963			$14,166,297
Interest-bearing liabilities:
Checking accounts	$896,398	1,166	0.17%	$887,980	2,477	0.37%
Savings accounts	1,511,661	6,755	0.60%	1,358,347	8,267	0.81%
Certificates of deposit	6,601,262	100,942	2.04%	6,383,562	94,254	1.97%
Borrowed funds	3,827,524	48,571	1.69%	3,597,994	53,685	1.99%
Total interest-bearing liabilities	12,836,845	157,434	1.64%	12,227,883	158,683	1.73%
Noninterest-bearing liabilities	285,548			177,676
Total liabilities	13,122,393			12,405,559
Shareholders’ equity	1,715,570			1,760,738
Total liabilities and shareholders’ equity	$14,837,963			$14,166,297
Net interest income		$192,102			$201,091
Interest rate spread (1)(3)			1.62%			1.76%
Net interest-earning assets (4)	$1,474,082			$1,534,654
Net interest margin (1)(5)		1.79%			1.95%
Average interest-earning assets to average interest-bearing liabilities	111.48%			112.55%
Selected performance ratios:
Return on average assets (1)		0.63%			0.55%
Return on average equity (1)		5.42%			4.45%
Average equity to average assets		11.56%			12.43%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.